EXHIBIT 99

Winston Hotels, Inc. 2626 Glenwood Avenue • Suite 200 Raleigh, North Carolina 27608 www.winstonhotels.com NYSE: WXH

FOR FURTHER INFORMATION:

AT WINSTON HOTELS: Patti L. Bell Director of Investor Relations & Administration (919) 510-8003 pbell@winstonhotels.com	Contact:	Jerry Daly or Carol McCune (Media) (703) 435-6293 (jerry@dalygray.com, carol@dalygray.com)

For Immediate Release

Winston Hotels Reports Third Quarter 2003 Results

     RALEIGH, N.C., November 5, 2003—Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (REIT) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced results for the three and nine months ended September 30, 2003.

     Net income (loss) applicable to common shareholders was $(0.6) million for the three months ended September 30, 2003, or $(0.03) per share, compared to $8.0 million for the three months ended September 30, 2002, or $0.40 per share. This difference is primarily due to the recognition of $8.1 million of deferred percentage lease revenue as a result of the acquisition of the leasehold interests in 47 of the company’s hotels on July 1, 2002 from Interstate Hotels & Resorts, Inc., formerly MeriStar Hotels & Resorts, Inc. Funds from operations (FFO) increased 4.3 percent to $6.5 million for the third quarter of 2003, compared to $6.2 million for the third quarter of 2002. FFO per share totaled $0.29 for the 2003 third quarter on 22.1 million fully diluted weighted average shares outstanding, compared to FFO per share of $0.29 on 21.5 million fully diluted weighted average shares outstanding for the 2002 third quarter. Results were in line with the company’s previously announced revised guidance.

     “For the quarter, occupancy increased 2.1 percent from the third quarter 2002, and average daily room rate decreased 1.4 percent for the third quarter of 2003 as compared to the same period in 2002, resulting in a 0.6 percent increase in RevPAR as compared to the third quarter of 2002. Gross operating profit margins increased from 41.1 percent in the third quarter of 2002 to 41.2 percent in the third quarter of 2003,” said Bob Winston, chief executive officer.

Balance Sheet Changes

     In September, the company sold 5.25 million shares of common stock through a follow-on offering, and completed the offering in early October with the sale of another 787,500 shares of common stock as a result of the underwriters’ exercise of their over-allotment option, raising a total of $51 million in net proceeds. The funds were initially used to reduce borrowings under the company’s line of credit, and are expected to be used for the company’s hotel subordinate lending business, property acquisitions through its Charlesbank joint venture and for general corporate purposes.

Growth Strategies Update

     “We made significant progress on our three strategic growth objectives during the quarter,” said Joe Green, the company’s chief financial officer. “The successful follow-on stock offering provides us with funding and flexibility to enhance our growth programs:

1.	Subordinated Financing Program—“Our subordinate financing program now has significant capital to originate and acquire subordinated hotel loans ranging from CMBS-related assets to single loan originations,” he said. “We plan to concentrate on hotel loans generally between 60% and 85% of value for properties between 100 and 425 rooms in loan amounts between $1 million and $15 million.

2.	Acquisition/Development Program—The company acquired the third property through its joint venture with Charlesbank Capital Partners, LLC (Charlesbank) in September, the Best Western in the Houston Medical Center area which is scheduled to be converted into a Marriott Springhill Suites during the second quarter of next year. Concord Hospitality Enterprises Company, headquartered in Raleigh, NC, sourced the property, will oversee the renovation efforts, and also will manage the hotel. Winston owns 15% of the Charlesbank venture, which owns 87% of the Best Western project, and Concord owns the remaining 13% of the Best Western project.

In addition, the company began construction on a 147-room Courtyard by Marriott in Chapel Hill, N.C. through a joint venture with its Chairman, another Board member, and others who collectively own 51.22% of the project, while the company owns 48.78%. The property is expected to open in the summer of 2004. “We have been working for several years on this project, which we believe is in a market with high barriers to development.”

3.	Improving Operations at Existing Hotels—On July 1, 2003, the company transferred 41 of its management contracts in three separate transactions to Alliance Hospitality Management, LLC. Alliance now operates approximately 82 percent of the hotels in which the company has an ownership interest. “We believe this arrangement will more closely align our operator’s interest with our ownership interest,” Winston said. “We are pleased with the transition and continue to work with Alliance to improve all aspects of our portfolio.”

Operating Results

     Due to the acquisition of the company’s leasehold interests from Interstate Hotels & Resorts on July 1, 2002, the results of operations for the nine months ended September 30, 2003, compared to the results of operations for the same period a year earlier, do not offer a meaningful comparison. This is due primarily to recording the operating results of the hotels, for which the leasehold interests were acquired, on the company’s statements of operations beginning in the third quarter of 2002.

     In an effort to make a more meaningful comparison between periods, the company has provided below selected actual financial information for the nine months ended September 30, 2003 and selected pro forma financial information on a “same store” basis for the nine months ended September 30, 2002, as adjusted as if the acquisition of the leasehold interests from Interstate had occurred on January 1, 2002. This information is shown for the 46 hotels that were open during the periods presented and does not include operating results for any hotels that have been sold or have been classified as “held for sale.”

     This presentation is not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Statement of Financial Accounting Standards No. 144 (“SFAS 144”) requires the company to report the operations of all properties, either disposed of, or classified as held for sale subsequent to January 1, 2002, separately as discontinued operations for all periods presented. The company believes that the presentation of hotel property operating results on a “same store” basis is helpful to investors as it represents a more useful description of its core operations and the comparability of its hotels’ results. The company believes the pro forma presentation of operating results provides a meaningful comparison of the company’s 2002 and 2003 nine month operating results given the change in lease structure.

SELECTED PRO FORMA FINANCIAL INFORMATION

	Nine Months Ended
	September 30,

	2003	2002

	(actual)	(pro forma)

Statistics
Average Daily Rate	$78.85	$81.18
Occupancy	67.5%	67.3%
Revenue Per Available Room	$53.22	$54.62

Operating Results (in thousands)
Revenue:
Rooms	$86,529	$87,553
Other hotel revenue	8,459	9,243
Percentage lease revenue	2,083	2,266
Interest and other income	1,137	999
Total revenue	98,208	100,061
Hotel operating expenses:
Rooms	19,968	19,759
Other hotel operating expenses	6,277	6,519
Undistributed operating expenses:
Property operating costs	18,616	17,983
Real estate taxes and property and casualty insurance	4,962	4,899
Other operating costs	13,238	12,964
Percentage lease expense	3,426	3,079
Depreciation and amortization	14,101	14,782
General and administrative	4,050	4,094
Lease/management agreement acquisition	1,300	—
Total expenses	85,938	84,079

Operating income	$12,270	$15,982

Financial Highlights on September 30, 2003

•	FFO payout ratio was 57.7 percent on a trailing 12-month basis

•	CAD payout ratio was 78.9 percent on a trailing 12-month basis

•	Total debt to EBITDA multiple was 3.4 on a trailing 12-month basis

•	Annual interest coverage ratio multiple was 4.4 on a trailing 12-month basis

•	Consolidated debt to total gross assets at cost was 23.5 percent

•	Generated an unleveraged return on investment of 8.6 percent on its hotel portfolio on a trailing 12-month basis. Based upon the company’s leverage and borrowing costs, the company realized a leveraged return on investment of 9.4 percent on a trailing 12-month basis.

•	Operating margins increased from 41.1 percent to 41.2 percent in the 2003 third quarter, compared to the same quarter for 2002, and decreased from 42.9 percent to 41.4 percent for the nine months ended September 30, 2002 and 2003, respectively.

•	Based on information provided by Smith Travel Research, RevPAR yield for the nine months ended September 30, 2003 for the company’s portfolio was 109 percent, indicating that the company’s portfolio achieved disproportionately greater RevPAR than its competition.

     “We have one of the strongest balance sheets of our peer group, with a 23.5 percent debt to total gross asset ratio, which we believe gives us flexibility and the ability to move quickly as the improving economy begins to positively impact the hotel industry,” Green said.

     During the third quarter, the company declared a regular cash dividend of $0.15 per common share and also announced its regular quarterly cash dividend to preferred shareholders of $0.578125 per share.

     We remain comfortable with our dividend policy,” Green noted. Based on the closing price of the company’s stock on November 4, 2003, the company’s current dividend is equivalent to an annualized dividend yield of 5.9 percent.

     The level of the company’s common dividend will continue to be determined each quarter, based upon the operating results of that quarter, economic conditions and other operating trends and is determined at the sole discretion of the company’s board of directors.

Outlook and Guidance

     “For the 2003 fourth quarter, we anticipate the change in RevPAR to be flat to negative 2 percent compared to the fourth quarter of 2002. FFO per share for the 2003 fourth quarter is expected to be between $0.13 and $0.15,” Green said. This guidance assumes no additional investments in 2003 by the company. “For the full year, we expect RevPAR to be between negative 2 and negative 3 percent, with FFO per share of between $0.92 and $0.94.” As noted above, the company sold 6.0 million shares of common stock through a follow-on offering, which was completed in early October, including the sale of 787,500 shares as a result of the underwriters’ exercise of their over allotment option. As a result of issuing these additional shares, and due to the seasonality of the company’s operating results, the sum of the FFO per share for each of the four quarters will not equal the FFO per share for the year. The company has reported FFO per share results of $0.20, $0.32 and $0.29 for the first three quarters of 2003, respectively, or $0.81 year to date through September 30, 2003. Adding the company’s fourth quarter 2003 FFO expectations of $0.13 to $0.15, results in 2003 FFO per share of $0.94 to $0.96. However, when calculating the full year 2003 FFO per share, using the same FFO expectations and using the weighted average fully diluted outstanding common share balance for the year, the resulting FFO per share is $0.92 to $0.94.

     Winston Hotels’ third quarter investor conference call is scheduled for 10 a.m. ET today. The call also will be simulcast over the Internet via the company’s web site, www.winstonhotels.com. The replay will be available on the company’s Web site for 30 days and via telephone for seven days by calling (800) 475-6701, access code 703697.

About the Company

     Raleigh, North Carolina-based Winston Hotels, Inc. is a real estate investment trust specializing in providing subordinate financing for and the development, acquisition, and repositioning of premium limited-service, upscale extended-stay and full-service hotels, with a portfolio increasingly weighted toward the leading brands in the lodging industry’s upscale segment. The company currently owns or is invested in 50 hotels with an aggregate of 6,999 rooms in 16 states, which includes: 44 wholly owned properties with an aggregate of 6,141 rooms; a 49 percent ownership interest in two joint venture hotels with an aggregate of 296 rooms; a 57.65 percent ownership interest in one joint venture hotel with 157 rooms; and a 13.05 percent ownership interest in three joint venture hotels with an aggregate of 405 rooms. The company also has issued mezzanine loans to owners of three hotels with an aggregate of 391 rooms. The company does not hold an ownership interest in any of the hotels for which it has provided mezzanine financing. For more information about Winston Hotels, visit the Winston Hotels Web site at www.winstonhotels.com.

     In addition to historical information, this press release contains forward-looking statements. The reader can identify these statements by use of words like “may,” “will,” “expect,” “project,” “anticipate,” “estimate,” “target,” “believe,” or “continue” or similar expressions, including without limitation its acquisition and disposition plans for hotel properties, its dividend policy, and its estimated FFO and RevPAR for the 2003 fourth quarter. These statements represent the company’s judgment and are subject to risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward looking statements including, but not limited to, changes in general economic conditions, lower occupancy rates, lower average daily rates, acquisition risks, development risks including risk of construction delay, cost overruns, occupancy and other governmental permits, zoning, the increase of development costs in connection with projects that are not pursued to completion, the risk of non-payment of mezzanine loans, or the failure to make additional mezzanine debt investments and investments in hotel opportunities. Other risks are discussed in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2002, Quarterly Reports on Form 10-Q and its other periodic reports.

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, the company has provided a reconciliation in this press release of each non-GAAP financial measure to its directly comparable GAAP measure. We believe that these non-GAAP measures, when combined with the company’s primary GAAP presentations required by the SEC, help improve our equity holders’ ability to understand our operating performance and make it easier to compare the results of our company with other hotel REITs. A description of each is provided below. (A further description of certain of these non-GAAP measures can be found in our annual report on Form 10-K for the year ended December 31, 2002.)

Funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is net income (loss) determined in accordance with generally accepted accounting principles (“GAAP”), excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The company further adjusts FFO by adding minority interest, lease / management agreement termination expense, loss on impairment of asset held for sale, and the change in deferred revenue during the period to eliminate the impact of Staff Accounting Bulletin No. 101 (“SAB 101”), and subtracting income tax benefit and preferred dividends. The calculation of FFO may vary from entity to entity and as such the presentation of FFO by the company may not be comparable to other similarly titled measures of other reporting companies. Some reporting companies have adopted the NAREIT definition of FFO. Due to the acquisition of the company’s leasehold interests from Interstate Hotels and Resorts in July 2002, the company believes that the adoption of the NAREIT definition of FFO would not result in a meaningful comparison, and would not be an accurate reflection of the operating activity of the nine months ended September 30, 2003 compared with the nine months ended September 30, 2002. This is primarily due to significant amounts of deferred revenue which accrued throughout the first two quarters of 2002 and were recognized in the third quarter of 2002 pursuant to SAB 101. The company plans to adopt the NAREIT definition of FFO when the company believes that the resulting figures will provide a meaningful comparison between periods presented. FFO is not intended to represent cash flows for the period. FFO has not been presented as an alternative to operating income and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002) in response to perceived drawbacks associated with net income under GAAP as applied to REITs. Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, the Company believes FFO (combined with the Company’s primary GAAP presentations required by the Securities and Exchange Commission) helps improve our equity holders’ ability to understand our operating performance. The Company only uses FFO as a supplemental measure of operating performance.

The company computes FFO Payout Ratio by dividing common dividends per share paid over the last twelve months by trailing twelve-month FFO per share for the same period.

The company computes CAD (“Cash Available for Distribution”) as FFO less capital expenditures. Capital expenditures are calculated as 5% of room revenues.

The company computes CAD Payout Ratio by dividing common dividends per share paid over the last twelve months by trailing twelve-month CAD per share for the same period. The company believes the CAD Payout Ratio also helps improve our equity holders’ ability to understand our ability to make required distributions to maintain our REIT status.

The company computes EBITDA as net income (loss), excluding gains (losses) from sales of property and impairment losses, plus minority interest, plus interest expense, depreciation expense, amortization expense, and the change in deferred revenue (after adjustments for unconsolidated joint ventures), plus lease / management termination expense, plus income tax expense (benefit). The company considers EBITDA to be a useful measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of operating performance. EBITDA should not be considered as an alternative to net income or other GAAP measures as an indicator of financial or operating performance or as an alternative to cash flow from operating, investing or financing activities under GAAP as a measure of liquidity. The company’s computation of EBITDA may not be comparable to EBITDA or similarly titled measures as reported by other companies.

The company computes the annual interest coverage ratio by dividing trailing twelve-month EBITDA by the company’s interest expense during the same twelve-month period. The company believes the annual interest coverage ratio also helps improve our equity holders’ ability to understand our ability to pay interest costs from operating results.

The company computes the total debt to EBITDA multiple by dividing the company’s debt as of September 30, 2003 by EBITDA for the twelve-months preceding such date.

The company computes Unleveraged Return on Investment by dividing EBITDA for the trailing twelve months by total gross book value of operating properties as of September 30, 2003. The company believes Unleveraged Return on Investment helps improve our equity holders’ ability to understand the extent to which our investment in operating properties provides an unleveraged return.

The company computes Leveraged Return on Investment by dividing EBITDA less interest expense for the trailing twelve months by total leveraged investment in operating properties (equal to total gross book value of operating properties less total debt) as of September 30, 2003. The company believes the Leveraged Return on Investment helps improve our equity holders’ ability to understand the extent to which our leveraged investment in operating properties provides a leveraged return. An investor can compare Leveraged Return on Investment to Unleveraged Return on Investment and ascertain the extent to which the company is effectively using leverage to bolster its operating performance.

RevPAR – RevPAR is an acronym for Revenue Per Available Room, which is determined by multiplying average daily rate by occupancy percentage for any given period.

WINSTON HOTELS, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)

	September 30, 2003	December 31, 2002

	(unaudited)
ASSETS
Land	$38,723	$39,348
Buildings and improvements	343,000	345,511
Furniture and equipment	45,508	44,332

Operating properties	427,231	429,191
Less accumulated depreciation	120,103	109,152

	307,128	320,039
Properties under development	2,544	1,800

Net investment in hotel properties	309,672	321,839
Assets held for sale	2,100	—
Corporate FF&E, net	692	735
Cash	22,984	1,510
Accounts receivable	3,692	1,958
Notes receivable	5,016	5,016
Investment in joint ventures	9,280	9,117
Deferred expenses, net	2,961	2,954
Prepaid expenses and other assets	8,558	6,988
Deferred tax asset	9,094	7,325

Total assets	$374,049	$357,442

LIABILITIES AND SHAREHOLDERS’ EQUITY
Long-term debt	$65,384	$66,406
Due to banks	50,954	72,300
Accounts payable and accrued expenses	12,818	11,679
Distributions payable	5,746	4,951
Minority interest in consolidated joint ventures	2,090	—

Total liabilities	136,992	155,336

Minority interest in Partnership	7,785	7,591
Shareholders’ equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized, 3,000,000 shares issued and outstanding (liquidation preference of $76,734)	30	30
Common stock, $.01 par value, 50,000,000 shares authorized, 25,443,379 and 20,148,334 shares issued and outstanding	254	201
Additional paid-in capital	300,569	256,720
Accumulated other comprehensive loss	(86)	—
Unearned compensation	(607)	(596)
Distributions in excess of earnings	(70,888)	(61,840)

Total shareholders’ equity	229,272	194,515

Total liabilities and shareholders’ equity	$374,049	$357,442

WINSTON HOTELS, INC
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended
	September 30, 2003	September 30, 2002

Revenue:
Rooms	$30,537	$29,414
Food and beverage	1,640	1,845
Other operating departments	1,021	1,182
Percentage lease revenue	535	8,886
Interest and other income	407	300

Total revenue	34,140	41,627

Hotel operating expenses:
Rooms	7,105	6,949
Food and beverage	1,337	1,437
Other operating departments	783	788
Undistributed operating expenses:
Property operating expenses	6,587	6,271
Real estate taxes and property and casualty insurance	1,552	1,536
Franchise costs	2,219	2,092
Maintenance and repair	1,733	1,609
Management fees	745	637
Percentage lease expense	1,216	1,086
General and administrative	1,094	1,223
Depreciation	4,293	4,715
Amortization	224	215
Lease/management agreement acquisition	1,300	—

Total operating expenses	30,188	28,558

Operating income	3,952	13,069
Interest expense	1,883	2,642

Income before allocation to minority interest, allocation to consolidated joint ventures, income taxes, and equity in income of unconsolidated joint ventures	2,069	10,427
Income allocation to minority interest	132	549
Income (loss) allocation to consolidated joint ventures	(10)	—
Income tax benefit	(1,059)	(458)
Equity in income of unconsolidated joint ventures	499	25

Income from continuing operations	3,505	10,361
Discontinued operations:
Income from discontinued operations	(39)	(25)
Loss on sale of discontinued operations	—	(622)
Loss on impairment of asset held for sale	(2,366)	—

Net income	1,100	9,714
Preferred stock distribution	(1,734)	(1,734)

Net income (loss) applicable to common shareholders	$(634)	$7,980

Income (loss) per common share:
Basic and diluted:
Income from continuing operations	$0.09	$0.43
Loss from discontinued operations	(0.12)	(0.03)

Net income (loss) per common share	$(0.03)	$0.40

WINSTON HOTELS, INC
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Nine Months Ended	Nine Months Ended
	September 30, 2003	September 30, 2002

Revenue:
Rooms	$86,529	$29,414
Food and beverage	5,287	1,845
Other operating departments	3,172	1,181
Percentage lease revenue	2,083	28,037
Interest and other income	1,138	998

Total revenue	98,209	61,475

Hotel operating expenses:
Rooms	19,968	6,949
Food and beverage	4,053	1,437
Other operating departments	2,224	788
Undistributed operating expenses:
Property operating expenses	18,616	6,271
Real estate taxes and property and casualty insurance	4,962	4,869
Franchise costs	6,204	2,092
Maintenance and repair	5,020	1,609
Management fees	2,014	637
Percentage lease expense	3,426	1,086
General and administrative	4,049	4,094
Depreciation	13,435	14,174
Amortization	666	616
Lease/management agreement acquisition	1,300	17,668

Total operating expenses	85,937	62,290

Operating income (loss)	12,272	(815)
Interest expense	5,758	8,001

Income (loss) before allocation to minority interest, allocation to consolidated joint ventures, income taxes, and equity in income (loss) of unconsolidated joint ventures	6,514	(8,816)
Income (loss) allocation to minority interest	232	(445)
Income (loss) allocation to consolidated joint ventures	(10)	—
Income tax benefit	(1,679)	(7,172)
Equity in income (loss) of unconsolidated joint ventures	553	(26)

Income (loss) from continuing operations	8,524	(1,225)
Discontinued operations:
Income (loss) from discontinued operations	(128)	97
Loss on sale of discontinued operations	—	(1,364)
Loss on impairment of asset held for sale	(2,366)	—

Net income (loss)	6,030	(2,492)
Preferred stock distribution	(5,203)	(5,203)

Net income (loss) applicable to common shareholders	$827	$(7,695)

Income (loss) per common share:
Basic and diluted:
Income (loss) from continuing operations	$0.16	$(0.33)
Loss from discontinued operations	(0.12)	(0.07)

Net income (loss) per common share	$0.04	$(0.40)

WINSTON HOTELS, INC.
RECONCILIATION AND CALCULATION OF FFO AND EBITDA
(in thousands, except per share data)

					For the Trailing
	For the Quarter Ended		For the Nine Months Ended		Twelve Months
	September 30,		September 30,		Ended
	2003	2002	2003	2002	September 30, 2003

Funds from operations:
Net income (loss)	$1,100	$9,714	$6,030	$(2,492)	$9,424
(Gain) loss on sale of discontinued operations	—	662	—	1,452	(688)
Loss on impairment of asset held for sale	2,518	2,518	2,518
Minority interest allocation	132	549	232	(445)	305
Minority interest allocation of loss on sale of discontinued operations	—	(40)	—	(88)	42
Minority interest allocation of loss on impairment of asset held for sale	(152)	—	(152)	—	(152)
Minority interest allocation of earnings from discontinued operations	(2)	4	(8)	12	(16)
Depreciation	4,293	4,715	13,435	14,174	18,129
Depreciation from discontinued operations	64	202	192	764	345
Depreciation from joint ventures	219	215	617	594	824
Deferred revenue	—	(8,095)	—	(1,022)	(204)
Deferred revenue from joint ventures	(196)	357	369	919	(550)
Lease/management agreement acquisition expense	1,300	—	1,300	17,668	1,300
Income tax expense (benefit)	(1,059)	(458)	(1,679)	(7,172)	(1,947)
Income tax expense (benefit) from discontinued operations	(27)	96	(90)	96	(71)
Preferred stock dividend	(1,734)	(1,734)	(5,203)	(5,203)	(6,938)

Funds from operations (FFO)	$6,456	$6,187	$17,561	$19,257	$22,321

Capital expenditures*	1,577	1,598	4,517	4,803	5,876

Cash Available for Distribution (CAD)	$4,879	$4,589	$13,044	$14,454	$16,445

Weighted average common shares assuming dilution	22,081	21,500	21,618	20,487	21,545

FFO per share	$0.29	$0.29	$0.81	$0.94	$1.04

CAD per share	$0.22	$0.21	$0.60	$0.71	$0.76

Common dividend per share	$0.15	$0.15	$0.45	$0.45	$0.60

*	Capital expenditures are shown as 5% of room revenues, as required under the Company’s percentage leases, and do not represent actual capital expenditures.

WINSTON HOTELS, INC.
RECONCILIATION AND CALCULATION OF FFO AND EBITDA
(in thousands, except per share data)

					For the Trailing
	For the Quarter Ended		For the Nine Months Ended		Twelve Months
	September 30,		September 30,		Ended
	2003	2002	2003	2002	September 30, 2003

Earnings before interest, taxes, depreciation and amortization (EBITDA):

Net income (loss)	$1,100	$9,714	$6,030	$(2,492)	$9,424

(Gain) loss on sale of discontinued operations	—	662	—	1,452	(688)
Loss on impairment of asset held for sale	2,518		2,518		2,518
Minority interest allocation	132	549	232	(445)	305
Minority interest allocation of loss on sale of discontinued operations	—	(40)	—	(88)	42
Minority interest allocation of loss on impairment of asset held for sale	(152)	—	(152)	—	(152)
Minority interest allocation of earnings from discontinued operations	(2)	4	(8)	12	(16)
Depreciation	4,293	4,715	13,435	14,174	18,129
Depreciation from discontinued operations	64	202	192	764	345
Depreciation from joint ventures	219	215	617	594	824
Deferred revenue	—	(8,095)	—	(1,022)	(204)
Deferred revenue from joint ventures	(196)	357	369	919	(550)
Lease/management agreement acquisition expense	1,300	—	1,300	17,668	1,300
Income tax expense (benefit)	(1,059)	(458)	(1,679)	(7,172)	(1,947)
Income tax expense (benefit) from discontinued operations	(27)	96	(90)	96	(71)
Interest expense	1,883	2,642	5,758	8,001	8,235
Interest expense from joint ventures	147	168	426	480	583
Amortization expense	224	215	666	616	883
Amortization expense from discontinued operations	—	3	—	9	3
Amortization expense from joint ventures	8	9	16	15	21

EBITDA	$10,452	$10,958	$29,630	$33,581	$38,984

WINSTON HOTELS, INC.
CALCULATION OF PERFORMANCE RATIOS
(in thousands, except per share data)

FFO Payout Ratio:
(based on a trailing twelve-month basis)

FFO per share - 10/1/02 through 9/30/03:	$1.04

Common dividends paid per share - 10/1/02 through 9/30/03	0.60

FFO Payout Ratio	57.7%

CAD Payout Ratio:
(based on a trailing twelve-month basis)

CAD per share - 10/1/02 through 9/30/03:	$0.76

Common dividends paid per share - 10/1/02 through 9/30/03	0.60

CAD Payout Ratio	78.9%

Total Debt to EBITDA Multiple:
(based on a trailing twelve-month basis)

Corporate debt as of September 30, 2003	$116,338
Share of joint venture debt as of September 30, 2003	14,870

Total debt	131,208

EBITDA	38,984

Total Debt to EBITDA Multiple	3.4

Annual Interest Coverage Ratio:
(based on a trailing twelve-month basis)

EBITDA	$38,984

Corporate interest expense	8,235
Share of joint venture interest expense	583

Total interest expense	8,818

Annual Interest Coverage Ratio	4.4

Unleveraged Return on Investment:
(based on a trailing twelve-month basis)

Gross book value of wholly owned hotels	$427,231

Gross book value of operating joint venture hotels — Company’s share	25,438

Total gross book value of operating properties	452,669

EBITDA for the trailing twelve months ended 9/30/2003	38,984

Unleveraged Return on Investment	8.6%

Leveraged Return on Investment:
(based on a trailing twelve-month basis)

Total gross book value of operating properties	$452,669

Total Company debt	(116,338)

Debt of operating joint venture hotels — Company’s share	(14,870)

Total leveraged Investment in operating properties	321,461

EBITDA for the trailing twelve months ended 9/30/2003	38,984

Interest expense for the trailing twelve months ended 9/30/2003	(8,235)

Interest expense of joint ventures for the trailing twelve months ended 9/30/03 - Company’s share	(583)

EBITDA less interest expense	30,166

Leveraged Return on Investment	9.4%

Winston Hotels, Inc.
Report of the Three and Nine Months Ending September 2003
RevPAR Performance for 47 Hotels *

	QTD Ending September			YTD Ending September

	2003	2002	% CH	2003	2002	% CH

Combined Brands
Comfort Inn/Suites & Quality Suites	$41.74	$40.57	2.9%	$40.59	$40.56	0.1%
Courtyard, Fairfield Inn, Residence Inn	$50.67	$50.70	-0.1%	$50.01	$52.93	-5.5%
Hampton Inn/Suites	$53.17	$52.70	0.9%	$50.80	$51.79	-1.9%
Hilton Garden Inn	$70.53	$68.95	2.3%	$67.55	$67.14	0.6%
Holiday Inn Express/Select	$54.65	$57.44	-4.9%	$51.14	$55.47	-7.8%
Homewood Suites	$59.99	$59.37	1.1%	$61.96	$64.39	-3.8%

Region
South Atlantic	$50.05	$48.71	2.7%	$48.73	$49.25	-1.0%
East North Central	$72.40	$70.45	2.8%	$63.55	$65.64	-3.2%
West South Central	$39.85	$42.58	-6.4%	$41.72	$45.53	-8.4%
Mountain	$35.19	$30.34	16.0%	$46.30	$42.67	8.5%
New England	$69.36	$75.33	-7.9%	$62.51	$67.77	-7.8%
Middle Atlantic	$82.52	$87.42	-5.6%	$75.19	$81.77	-8.1%
South Atlantic	$50.05	$48.71	2.7%	$48.73	$49.25	-1.0%

Segment
Upscale	$59.82	$59.17	1.1%	$59.86	$61.28	-2.3%
Mid-scale w/ F&B	$60.96	$62.67	-2.7%	$56.24	$60.57	-7.2%
Mid-scale w/o F&B	$47.56	$47.05	1.1%	$45.44	$46.26	-1.8%

Service
Limited-service	$47.56	$47.05	1.1%	$45.44	$46.26	-1.8%
Full-service	$62.91	$63.04	-0.2%	$59.36	$61.71	-3.8%
Extended-stay	$54.67	$53.92	1.4%	$58.42	$59.95	-2.5%

Total for 47 Hotels	$53.77	$53.43	0.6%	$52.18	$53.60	-2.6%

*	excludes three joint venture hotels, in which the company owns a 13.05 percent interest through its Charlesbank joint venture. These hotels include the West Des Moines, IA Fairfield Inn & Suites, acquired in May 2002, the Beachwood, OH Courtyard by Marriott, acquired in June 2002, and the Houston, TX Best Western Park Place Suites, acquired in September 2002. The company did not hold an ownership interest in these properties for the entire periods presented and therefore they are excluded from the table above.

The table includes the company’s 44 wholly owned hotels, as well as three joint venture hotels the company has held an ownership interest in for all periods presented. These joint venture hotels include the Windsor, CT Hilton Garden Inn, the Ponte Vedra, FL Hampton Inn, and the Evanston, IL Hilton Garden Inn.